Exhibit 5.0

June 24, 2026

Audrey Boone Tillman, Esq.

Senior Executive Vice President & General Counsel

Re: Aflac Incorporated Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Senior Executive Vice President and General Counsel to Aflac Incorporated, a Georgia corporation (the “Company”), and as such have acted as counsel for the Company in connection with the shelf registration statement on Form S-3, to be filed on the date hereof by the Company (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of (i) shares of common stock, par value $0.10 per share, of the Company (“Common Stock”), (ii) senior debt securities of the Company (the “Senior Debt Securities”), which may be issued in one or more series under the senior indenture, dated as of May 21, 2009, as supplemented and amended (the “Senior Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), (iii) subordinated debt securities of the Company (the “Subordinated Debt Securities,” and together with the Senior Debt Securities, the “Debt Securities”), which may be issued in one or more series under the subordinated indenture, dated as of September 26, 2012, as supplemented and amended (the “Subordinated Indenture”), between the Company and the Trustee, (iv) such other securities described and being registered pursuant to the Registration Statement and (v) such indeterminate number of shares of Common Stock and indeterminate amount of Debt Securities as may be issued upon conversion, exchange or exercise, as applicable, of any securities described and being registered pursuant to the Registration Statement, including such shares of Common Stock as may be issued pursuant to anti-dilution adjustments determined at the time of offering (collectively, the “Indeterminate Securities”). The Common Stock, Debt Securities, Indeterminate Securities and other securities offered pursuant to the Registration Statement are collectively referred to herein as the “Securities.”

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, I, or attorneys under my supervision, have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I, or attorneys under my supervision, have deemed necessary or appropriate in connection with this opinion, including:

(a)             the Registration Statement;

(b)            the articles of incorporation, as amended, of the Company, filed as an exhibit to the Registration Statement;

(c)            amended and restated bylaws of the Company, filed as an exhibit to the Registration Statement; and

 (d)            the resolutions of the Board of Directors of the Company adopted in connection with the authorization, execution and delivery of the Senior Indenture and Subordinated Indenture.

I, or the attorneys under my supervision, have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, and such agreements and certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I, or the attorneys under my supervision, have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, I, or the attorneys under my supervision, have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. I, or the attorneys under my supervision, have further assumed that the Company has complied and will comply with all aspects of applicable laws of jurisdictions other than the State of Georgia in connection with the transactions contemplated by the Senior Indenture and Subordinated Indenture, any supplemental indenture thereto, the Registration Statement and any related purchase agreement relating to the issuance and sale of the Debt Securities. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties.

I am admitted to the Bar in the State of Georgia and I do not express any opinion as to any laws other than (i) the laws of the State of Georgia and (ii) the federal laws of the United States of America to the extent referred to specifically herein. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, I am of the opinion that:

1.            With respect to any shares of Common Stock offered by the Company, including any Indeterminate Securities constituting Common Stock (the “Offered Common Stock”), when (a) the general conditions shall have been satisfied, (b) if the Offered Common Stock is to be certificated, certificates in the form required under the Georgia Business Corporation Code representing the shares of Offered Common Stock are duly executed and countersigned or, if the Offered Common Stock is to be issued in uncertificated form, a resolution of the Board of Directors has duly authorized the issuance of the Offered Common Stock in uncertificated form and (c) the shares of Offered Common Stock are registered in the Company’s share registry and delivered upon payment of the agreed-upon consideration therefor, the shares of Offered Common Stock, when issued and sold or otherwise distributed in accordance with the provisions of the applicable underwriting agreement or other applicable transaction agreement, will be duly authorized by all requisite corporate action on the part of the Company under the Georgia Business Corporation Code and validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.10 per share of Common Stock.

2.            The Senior Indenture and Subordinated Indenture have been duly authorized, executed and delivered by the Company.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also hereby consent to the reference to me under the heading “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Audrey Boone Tillman
Audrey Boone Tillman, Esq.
Senior Executive Vice President & General Counsel

American Family Life Assurance Company of Columbus (Aflac)

Worldwide Headquarters | 1932 Wynnton Rd. | Columbus, GA 31999

Telephone - 706.596.3793 | atillman@aflac.com